Exhibit 17.1

Members of the Board of Directors of China Chemical Corp.,
Care of Lu Feng, Chairman of the Board

Transmitted via email

I hereby resign, effective immediately, from my position as a member of the Board of Directors of China Chemical Corp. (the Company).  My resignation is occasioned by, among other things (i) my discomfort with the substance and disclosure regarding the transaction described in that certain Form 13-E filed October 17, 2011 and related proxy filed October 14, 2011 with the U.S. Securities and Exchange Commission (the Going Private Transaction), (ii) the lack of responsiveness to inquiries I have placed with the Company regarding such matters and (iii) the Companys refusal to provide funds to engage counsel that I view as independent to advise on such matters.

Please include the text of this letter with any Form 8-K that is filed by the Company announcing my resignation pursuant to Item 5.02(a) of Form 8-K promulgated by the U.S. Securities and Exchange Commission.  In addition, I reserve my right to notify the Company of any further disagreement with the Company that may be occasioned, if any, the disclosure in such Form 8-K.

All the very best,

Doug Cole